Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2018, relating to the consolidated financial statements of Adesto Technologies Corporation, which appears in the Annual Report on Form 10-K of Adesto Technologies Corporation for the year ended December 31, 2017.

/s/ BPM LLP

San Jose, California

August 9, 2018